Exhibit 4.24

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

    Hyatt Hotels Corporation has one class of securities registered pursuant to Section 12 of the Securities Act of 1934, as amended (the “Exchange Act”), its Class A common stock, $0.01 par value per share. References herein to “we,” “our,” “us,” “Hyatt,” and the “Company” refer to Hyatt Hotels Corporation and its consolidated subsidiaries. The following is a summary of the material rights of our capital stock and related provisions of the Company’s amended and restated certificate of incorporation and amended and restated bylaws. The following description of the Company’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation, amended and restated bylaws and registration rights agreements, each of which are filed as exhibits to our Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read our amended and restated certificate of incorporation, amended and restated bylaws, registration rights agreements and the applicable provisions of the Delaware General Corporation Law for more information.

DESCRIPTION OF CAPITAL STOCK
General
The Company’s amended and restated certificate of incorporation provides for two classes of common stock: Class A common stock, which has one vote per share, and Class B common stock, which has ten votes per share. Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis and, under certain circumstances, including upon any transfer (except for certain permitted transfers described in our amended and restated certificate of incorporation), the shares of Class B common stock will be automatically converted into shares of Class A common stock on a share-for-share basis. Otherwise, the rights of the two classes of our common stock are identical. The rights of these classes of our common stock are discussed in greater detail below.
As of February 10, 2025, our authorized capital stock consists of 1,395,506,990 shares, each with a par value of $0.01 per share, of which:

•	1,000,000,000 shares are designated as Class A common stock;

•	385,506,990 shares are designated as Class B common stock; and

•	10,000,000 shares are designated as preferred stock.
Common Stock
Voting Rights
The holders of our Class A common stock are entitled to one vote per share and the holders of our Class B common stock are entitled to ten votes per share on any matter to be voted upon by stockholders. Holders of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law.
The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Exhibit 4.24

Dividends
The holders of our Class A common stock and Class B common stock are entitled to share equally in any dividends that our board of directors may declare from time to time from legally available funds, subject to limitations under Delaware law and the preferential rights of holders of any outstanding shares of preferred stock. In addition, we must be in compliance with the covenants in our revolving credit facility in order to pay dividends. If a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock are entitled to receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock are entitled to receive Class B common stock, or rights to acquire Class B common stock, as the case may be. See Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchasers of Equity Securities – Dividends” of our most recent Annual Report on Form 10-K.
Liquidation
Upon any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of our corporation, the holders of our Class A common stock and Class B common stock are entitled to share equally, on a per share basis, in all our assets available for distribution, after payment to creditors and subject to any prior distribution rights granted to holders of any outstanding shares of preferred stock.
Conversion
Our Class A common stock is not convertible into any other shares of our capital stock.

Each share of Class B common stock is convertible at any time, at the option of the holder, into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers described in our amended and restated certificate of incorporation, including transfers to any “permitted transferee” as defined in our amended and restated certificate of incorporation, which includes, among others, transfers:

•between Pritzker family business interests or to the Pritzker Foundation and related Pritzker charitable foundations;

•to lineal descendants of the transferor who are Pritzker family business interests, which we refer to as “related persons”;

•to trusts for the current benefit of the transferor and related persons;

•to corporations, partnerships, limited liability companies or other entities that are owned and controlled by the transferor and related persons;

•to guardians of stockholders who are adjudged to be unable to manage their own affairs and executors of estates of deceased stockholders;

•for trusts, corporations, partnerships, limited liability companies or other entities, to their current beneficiaries, shareholders, partners, members or other equity holders who are Pritzker family business interests;

•transfers to other holders of shares of Class B common stock and their permitted transferees;

•granting a revocable proxy to any officer or director at the request of our board of directors;

•pledging shares of Class B common stock pursuant to a bona fide loan or indebtedness transaction as to which the holder of Class B common stock continues to exercise voting control, provided that the foreclosure on those shares by the lender does not qualify as a permitted transfer and, unless the lender otherwise qualifies as a permitted transferee, will result in the automatic conversion of those shares into shares of Class A common stock;

Exhibit 4.24

•transfers by parties to the 2007 Stockholders’ Agreement, dated as of August 2007, as amended, by and among Hyatt and the parties thereto, or the 2007 Stockholders’ Agreement, to their respective affiliates, subject to, and in accordance with, the 2007 Stockholders’ Agreement; and

•transfers approved in advance by our board of directors or a majority of the independent directors on our board of directors after making a determination that the transfer is consistent with the purposes of the other types of transfers that are permitted.

Any transfer by a holder that is a party to, by a holder controlled by a person that is party to, or by a holder controlled by trusts whose beneficiaries are party to the 2007 Stockholders’ Agreement, the Amended and Restated Global Hyatt Agreement or the Amended and Restated Foreign Global Hyatt Agreement will not qualify as a “permitted transfer” unless the transferee executes a joinder to those agreements. If a successor trustee or trustees for a holder of shares of Class B common stock that is a trust and party to such agreements do not execute a joinder to such agreements, each share of Class B common stock will convert automatically into one share of Class A common stock.

All shares of Class B common stock will convert automatically into shares of Class A common stock if, on any record date for determining the stockholders entitled to vote at an annual or special meeting of stockholders, the aggregate number of shares of our Class A common stock and Class B common stock owned, directly or indirectly, by the holders of our Class B common stock is less than 15% of the aggregate number of shares of our Class A common stock and Class B common stock then outstanding.

Once converted into Class A common stock, the Class B common stock cannot be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Other than in connection with dividends and distributions, subdivisions or combinations, or mergers, consolidations, reorganizations or other business combinations involving stock consideration as provided for in our amended and restated certificate of incorporation, we are not authorized to issue additional shares of Class B common stock.

Mergers or Business Combinations

In any merger, consolidation, reorganization or other business combination, our amended and restated certificate of incorporation requires that the consideration to be received per share by the holders of Class A common stock and the holders of Class B common stock will be identical. If the consideration paid in the merger, consolidation, reorganization or other business combination is paid in the form of shares or other equity interests of us or another person, then the rights of the shares or other equity interests may differ to the extent that the rights of Class A common stock and the Class B common stock differ. These differences would be limited to the voting rights and conversion features of the Class A common stock and the Class B common stock.

Preemptive or Similar Rights

Pursuant to the 2007 Stockholders’ Agreement, if we propose to sell any new shares of common stock, or any other equity securities (subject to certain excluded securities issuances described in the agreement, including shares issued pursuant to equity compensation plans adopted by the board of directors and the issuance of shares of our common stock in a public offering), then each stockholder party to the agreement is entitled to receive notice of the terms of the proposed sale and may elect to purchase up to such stockholder’s pro rata share in the proposed sale on comparable terms. If not all stockholders party to the 2007 Stockholders’ Agreement elect to purchase their full preemptive allocation of new securities, then we will notify the fully-participating stockholders of such and offer them the right to purchase the unsubscribed new securities. Other than as described above, our common stock is not entitled to preemptive rights, conversion or other rights to subscribe for additional securities and there are no redemption or sinking fund provisions applicable to our common stock.

Exhibit 4.24

Fully Paid and Non-assessable

All of the outstanding shares of our Class A common stock and Class B common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized, without any further action by our stockholders, but subject to the limitations imposed by Delaware law, to issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may fix the designations, powers, preferences and rights of the preferred stock, along with any qualifications, limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock, or rights to acquire preferred stock, could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company.

Registration Rights

We have granted registration rights with respect to shares of Class A common stock, including shares of Class A common stock issuable upon conversion of shares of Class B common stock as described below to holders, as of January 31, 2025, of (a) 2,270,395 shares of our common stock pursuant to the terms of a Registration Rights Agreement, dated as of August 28, 2007, as amended, among us and the stockholders party to the 2007 Stockholders’ Agreement, or the 2007 Registration Rights Agreement, and (b) 52,008,958 shares of our common stock pursuant to the terms of the Registration Rights Agreement, dated as of October 12, 2009, or the 2009 Registration Rights Agreement. Only shares of Class A common stock may be registered pursuant to the terms of the 2007 Registration Rights Agreement and the 2009 Registration Rights Agreement. The following description of the terms of these registration rights agreements is intended as a summary only and is qualified in its entirety by reference to the 2007 Registration Rights Agreement and the 2009 Registration Rights Agreement, copies of which have been filed with the SEC.

Demand Registration Rights

As of January 31, 2025, the holders of approximately 54,279,353 shares of our common stock are entitled to certain demand registration rights.

Long-Form Demand Registration Rights

Each stockholder party to the 2007 Registration Rights Agreement may, on not more than two occasions, request that we register all or a portion of such stockholder’s shares of Class A common stock issuable upon conversion of shares of Class B common stock under the Securities Act on Form S-1 if the anticipated aggregate offering price of such shares of Class A common stock exceeds $750,000,000, the stockholder making the request is (or will be at the anticipated time of effectiveness of the applicable registration statement) permitted to sell shares of its common stock under the lock-up provisions contained in the 2007 Stockholders’ Agreement and we are not otherwise eligible at the time of the request to file a registration statement on Form S-3 for the re-sale of such stockholder’s shares. For additional information with respect to these lock-up provisions, see the information under the caption “Stockholder Agreements – 2007 Stockholders’ Agreement” in Part I, Item 1, “Business” and “Risks Related to Share Ownership and Other Stockholder Matters – A significant number of shares of Class A common stock issuable upon conversion of Class B common stock could be sold into the market, which could depress our stock price even if our business is doing well” in Part I, Item 1A, “Risk Factors” of our most recent Annual Report on Form 10-K.

The stockholders party to the 2009 Registration Rights Agreement may, on not more than one occasion, request that we register all or a portion of the shares of Class A common stock issuable upon conversion of such stockholders’ shares of Class B common stock under the Securities Act on Form S-1 if the anticipated aggregate offering price of such shares of Class A common stock exceeds $750,000,000 (net of underwriting discounts and commissions), the stockholders making the request are, at the anticipated time of effectiveness of the applicable registration statement, permitted to sell shares of their common stock under the applicable lock-up provisions

Exhibit 4.24

contained in the Amended and Restated Global Hyatt Agreement and Amended and Restated Foreign Global Hyatt Agreement, we are not otherwise prohibited from filing such registration statement under the 2007 Registration Rights Agreement, and we are not otherwise eligible at the time of the request to file a registration statement on Form S-3 for the re-sale of such stockholder’s shares. For additional information with respect to these lock-up provisions, see the information under the caption “Stockholder Agreements” in Part I, Item 1 “Business” and “Risks Related to Share Ownership and Other Stockholder Matters – A significant number of shares of Class A common stock issuable upon conversion of Class B common stock could be sold into the market, which could depress our stock price even if our business is doing well” in Part I, Item 1A, “Risk Factors” of our most recent Annual Report on Form 10-K.

Short-Form Demand Registration Rights

As of January 31, 2025, the holders of approximately 54,279,353 shares of our common stock are entitled to certain Form S-3 demand registration rights.

Each stockholder party to the 2007 Registration Rights Agreement may, on not more than two occasions during each calendar year, request registration of their shares of Class A common stock issuable upon conversion of shares of Class B common stock under the Securities Act on Form S-3 if the anticipated aggregate offering amount of such shares of Class A common stock exceeds $100,000,000 and the stockholder making the request is (or will be at the anticipated time of effectiveness of the applicable registration statement) permitted to sell shares of its common stock under the lock-up provisions contained in the 2007 Stockholders’ Agreement.

Stockholders party to the 2009 Registration Rights Agreement holding at least 20% of the then-issued and outstanding common stock may, on not more than one occasion during each calendar year, request registration of their shares of Class A common stock issuable upon conversion of shares of Class B common stock under the Securities Act on Form S-3 if the anticipated aggregate offering amount of such shares of Class A common stock exceeds $100,000,000 (net of underwriting discounts and commissions) and the stockholders making the request are, at the anticipated time of effectiveness of the applicable registration statement, permitted to sell shares of their common stock under the applicable lock-up provisions contained in the Amended and Restated Global Hyatt Agreement and Amended and Restated Foreign Global Hyatt Agreement, and we are not otherwise prohibited from filing such registration statement under the 2007 Registration Rights Agreement.

Under each of the 2007 Registration Rights Agreement and the 2009 Registration Rights Agreement, we will not be required to effect a demand registration or a Form S-3 demand registration within 180 days after the effective date of a registration statement related to a previous demand registration or Form S-3 demand registration. In addition, once every 12 months, we may postpone for up to 120 days the filing or the effectiveness of a registration statement for a demand registration or a Form S-3 demand registration if our board of directors determines in good faith that such a filing (1) would be materially detrimental to us, (2) would require a disclosure of a material fact that might reasonably be expected to have a material adverse effect on us or any plan or proposal by us to engage in any acquisition or disposition of assets or equity securities or any merger, consolidation, tender offer, material financing or other significant transactions, or (3) is inadvisable because we are planning to prepare and file a registration statement for a primary offering of our securities.

Shelf Registration Rights

As of January 31, 2025, holders of approximately 52,008,958 shares of our common stock are entitled under the 2009 Registration Rights Agreement to certain “shelf” registration rights with respect to shares of Class A common stock issuable upon conversion of such shares of Class B common stock.

Stockholders party to the 2009 Registration Rights Agreement may, in addition to the demand registration rights described above, request that we register all or a portion of shares of Class A common stock issuable upon conversion of such stockholders’ shares of Class B common stock on a shelf registration statement on Form S-3 pursuant to Rule 415 of the Securities Act, provided that the stockholders making the request are, at the anticipated time of effectiveness of the applicable registration statement, permitted to sell such shares of their common stock under the applicable lock-up provisions contained in the Amended and Restated Global Hyatt Agreement and Amended and Restated Foreign Global Hyatt Agreement. We have agreed to use our reasonable best efforts to keep any such shelf registration statement effective and updated for a period of three years (or, if earlier, such time as all

Exhibit 4.24

the shares covered thereby have been sold). We have also agreed that, at the end of such three year period, we will refile a new shelf registration upon the request of stockholders party to the 2009 Registration Rights Agreement holding at least 1% of our outstanding common stock at such time.

Piggyback Registration Rights

As of January 31, 2025, holders of 54,279,353 shares of our common stock are entitled to certain “piggyback” registration rights with respect to shares of Class A common stock issuable upon conversion of such shares of Class B common stock.

In the event that we propose to register shares of Class A common stock under the Securities Act, either for our own account or for the account of other security holders, we will notify each stockholder party to the 2007 Registration Rights Agreement and the 2009 Registration Rights Agreement that is, or will be at the anticipated time of effectiveness of the applicable registration statement, permitted to sell shares of its common stock under the applicable lock-up provisions contained in the 2007 Stockholders’ Agreement, the Amended and Restated Global Hyatt Agreement and the Amended and Restated Foreign Global Hyatt Agreement of our intention to effect such a registration and will use our reasonable best efforts to include in such registration all shares requested to be included in the registration by each such stockholder, subject to certain marketing and other limitations.

Expenses of Registration, Restrictions and Indemnification

We will pay all registration expenses, including the legal fees of one counsel for all holders under the 2007 Registration Rights Agreement and one counsel for all holders under the 2009 Registration Rights Agreement, other than underwriting discounts, commissions and transfer taxes, in connection with the registration of any shares of Class A common stock pursuant to any demand registration, Form S-3 demand or piggyback registration described above. Under the 2007 Registration Rights Agreement and the 2009 Registration Rights Agreement, if a request for a demand registration or Form S-3 demand registration is withdrawn at the request of the majority of the holders of registrable securities requested to be registered, the holders of registrable securities who have withdrawn such request shall forfeit such demand registration or Form S-3 demand registration unless those holders pay or reimburse us for all of the related registration expenses. In accordance with the 2009 Registration Rights Agreement, we have agreed to pay all registration expenses, including the legal fees of one counsel for the selling stockholders, other than any applicable underwriting discounts, commissions and transfer taxes, in connection with registering the shares of Class A common stock held by the selling stockholders.

The demand, Form S-3 demand and piggyback registration rights are subject to customary restrictions such as blackout periods and any limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter. The 2007 Registration Rights Agreement and the 2009 Registration Rights Agreement also contain customary indemnification and contribution provisions.

Board Rights

Pursuant to our employment letter with Mr. Thomas J. Pritzker, we have agreed that so long as he is a member of our board of directors, we will use our commercially reasonable efforts to appoint him as our executive chairman as long as he is willing and able to serve in that office. If he is not appointed as executive chairman, he will be entitled to terminate his employment with the rights and entitlements available to him under our severance policies as if his employment was terminated by us without cause.

Pursuant to our employment letter with Mr. Mark S. Hoplamazian, we have agreed that so long as he is the president and chief executive officer of Hyatt, we will use our commercially reasonable efforts to nominate him for re-election as a director prior to the end of his term. If he is not re-elected to the board of directors, he will be entitled to terminate his employment with the rights and entitlements available to him under our severance policies as if his employment was terminated by us without cause.

Anti-Takeover Effects of Delaware Law and Provisions of Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of delaying, deferring or discouraging another party from

Exhibit 4.24

acquiring control of us. In particular, our dual class common stock structure concentrates ownership of our voting stock in the hands of the Pritzker family business interests. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed in part to allow management to continue making decisions in the long-term best interest of Hyatt and all of our stockholders and encourage anyone seeking to acquire control of us to first negotiate with our board of directors. We believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Dual Class Structure

As discussed above, our Class B common stock is entitled to ten votes per share, while our Class A common stock is entitled to one vote per share. Our Class A common stock is the only class of stock that is publicly traded. At January 31, 2025, Pritzker family business interests beneficially owned, in the aggregate, approximately 95.8% of our Class B common stock and approximately 1.8% of our Class A common stock, representing approximately 54.1% of the outstanding shares of our common stock and approximately 88.8% of the total voting power of our outstanding common stock. Pursuant to the voting agreements contained in the Amended and Restated Global Hyatt Agreement and Amended and Restated Foreign Global Hyatt Agreement, during the term of the voting agreement, which expires on the date upon which more than 75% of the company’s fully diluted shares of common stock is owned by non-Pritzker family business interests, Pritzker family business interests have agreed to vote their shares of our common stock consistent with the recommendation of our board of directors with respect to all matters (assuming agreement as to any such matter by a majority of a minimum of three independent directors (excluding for such purposes any Pritzker) or, in the case of transactions involving us and an affiliate, assuming agreement of all of such minimum of three independent directors (excluding for such purposes any Pritzker)). In addition, other existing stockholders beneficially own as of January 31, 2025, in the aggregate, approximately 4.2% of our outstanding Class B common stock representing approximately 2.4% of the outstanding shares of our common stock and approximately 3.9% of the total voting power of our outstanding common stock. Pursuant to the voting agreement contained in the 2007 Stockholders’ Agreement, these stockholders have agreed to vote their shares of our common stock consistent with the recommendation of our board of directors, without any separate requirement that our independent directors agree with the recommendation. These voting agreements expire on the date that Thomas J. Pritzker is no longer chairman of our board of directors. For additional information with respect to these voting agreements, see the information under the caption “Stockholder Agreements” in Part I, Item 1, “Business” of our most recent Annual Report on Form 10-K. While these voting agreements are in effect, they may provide our board of directors with effective control over matters requiring stockholder approval, including the election of directors, a merger, consolidation or sale of all or substantially all of our assets and any other significant transaction. This is because the number of our shares that are required by the voting agreements to be voted consistent with the recommendation of our board of directors will be sufficient to determine the outcome of the election of directors and other matters submitted to stockholders for approval. Because of our dual class ownership structure and the voting agreements currently in effect, our board of directors may have effective control over matters requiring stockholder approval even if Pritzker family business interests and other holders of our Class B common stock own less than 50% of the outstanding shares of our common stock. If the majority of a minimum of three independent directors (excluding for such purposes any Pritzker) do not agree with the recommendation of our board of directors on a particular matter and, as a result, the voting agreements contained in the Amended and Restated Global Hyatt Agreement and Amended and Restated Foreign Global Hyatt Agreement do not apply, Pritzker family business interests will be able to exert a significant degree of influence or actual control over matters requiring stockholder approval. This concentrated control will limit your ability to influence corporate matters. As a result, we may take actions that you do not believe to be in our interests or your interests that could depress our stock price.

Certificate of Incorporation and Bylaws

In addition to our dual class structure, our amended and restated certificate of incorporation and our amended and restated bylaws include the following provisions, among others:

•our board of directors is divided into three classes, with each class serving for a staggered three-year term;

•our directors may be removed only for cause;

Exhibit 4.24

•holders of our Class A common stock vote together with the holders of our Class B common stock on all matters, including the election of directors, and our amended and restated certificate of incorporation prohibits cumulative voting in the election of directors;

•vacancies on our board of directors, and any newly created director positions created by the expansion of the board of directors, may be filled only by a majority of remaining directors then in office;

•actions to be taken by our stockholders may only be effected at an annual or special meeting of our stockholders and not by written consent;

•special meetings of our stockholders can be called only by the chairman of the board or by our corporate secretary at the direction of our board of directors;

•our bylaws establish an advance notice procedure for stockholders to submit proposed nominations of persons for election to our board of directors, including a requirement to comply with Rule 14a-19 under the Exchange Act when soliciting proxies in support of director nominees other than the Company’s nominees, and other proposals for business to be brought before an annual meeting of our stockholders;

•our board of directors may issue up to 10,000,000 shares of preferred stock, with designations, rights and preferences as may be determined from time to time by our board of directors; and

•an affirmative vote of the holders of at least 80% of the voting power of our outstanding capital stock entitled to vote is required to amend all provisions of our amended and restated certificate of incorporation and bylaws.

Delaware Anti-Takeover Statute

We have elected not to be governed by Section 203 of the Delaware General Corporation Law, which otherwise would prohibit a Delaware corporation, subject to certain exceptions, from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder.

Lock-Up Agreements

Holders of 52,008,958 shares, or approximately 54.1%, of our outstanding common stock have agreed to certain lock-up restrictions with respect to all or a portion of their common stock. Such lock-up provisions may delay, defer or prevent a merger or other takeover or a change of control of our company. For additional information with respect to these lock-up provisions, see the information under the caption “Stockholder Agreements” in Part I, Item 1, “Business” of our most recent Annual Report on Form 10-K.

The 2007 Stockholders’ Agreement further restricts the ability of stockholders party to the agreement to transfer their shares of common stock such that they may not transfer any shares of common stock to any known aggregators. For additional information with respect to these lock-up provisions, see the information under the caption “Stockholder Agreements – 2007 Stockholders’ Agreement” in Part I, Item 1, “Business” of our most recent Annual Report on Form 10-K.

Voting Agreements

Voting agreements entered into with and among our major stockholders, including Pritzker family business interests, will result in a substantial number of our shares being voted consistent with the recommendations of our board of directors, which may limit your ability to influence the election of directors and other matters submitted to stockholders for approval. For additional information, see the information under the caption “Stockholder Agreements” in Part I, Item 1, “Business” and “Risks Related to Share Ownership and Other Stockholder Matters – A significant number of shares of Class A common stock issuable upon conversion of Class B common stock could be sold into the market, which could depress our stock price even if our business is doing well” in Part I, Item 1A, “Risk Factors” of our most recent Annual Report on Form 10-K.

Exhibit 4.24

Standstill Agreements

Each stockholder party to the 2007 Stockholders’ Agreement has agreed, subject to certain limited exceptions, not to participate in any acquisition of any of our or our subsidiaries’ securities, any tender or exchange offer, merger or other business combination involving us or any of our subsidiaries, any recapitalization, restructuring, liquidation, dissolution or any other extraordinary transaction with respect to us or any of our subsidiaries or affiliates, or any “solicitation” of “proxies” with respect to voting of our common stock. These standstill provisions may prevent a merger or other takeover or a change of control of us.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “H.”

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock and Class B common stock is EQ Shareowner Services. The transfer agent’s address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120-4100, and its telephone number is (800) 468-9716.